 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                              FOR IMMEDIATE RELEASE

                                                              July 26, 2011

Norfolk Southern reports second-quarter 2011 results

For second-quarter 2011 vs. 2010:

  Net income increased 42 percent to a record $557 million.

  Diluted earnings per share rose 50 percent to a record $1.56.

  Railway operating revenues increased 18 percent to $2.9 billion, a second-quarter record.

  Income from railway operations improved 19 percent to $875 million, a second-quarter record.

  The railway operating ratio improved to 69.5 percent, a second-quarter record.

NORFOLK, VA. -- Norfolk Southern Corporation today reported record second-quarter net income of $557 million, 42 percent higher compared with $392 million during the same quarter of 2010.  Diluted earnings per share were a record $1.56, up 50 percent compared with $1.04 per diluted share earned in the same period last year.  These results reflect favorable, non-recurring income tax-related benefits totaling $63 million, or $0.18 per share.

"Norfolk Southern delivered excellent financial results in the second quarter, setting all-time records for net income and earnings per share, as well as second-quarter records for revenues, operating income and operating ratio," said CEO Wick Moorman.  "We're seeing opportunities in the global economy, and we are moving forward with initiatives to drive business growth, productivity, and efficiency across our company."

Railway operating revenues increased to $2.9 billion, a second-quarter record, up 18 percent compared with the same period of 2010, primarily as the result of a 14 percent increase in revenue per unit.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                 Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

General merchandise revenues were $1.4 billion, 12 percent higher compared with second-quarter 2010 results.  Coal revenues increased 28 percent to $893 million compared with the same period last year.  Intermodal revenues were $540 million, 20 percent higher compared with the second quarter of 2010.

Railway operating expenses for the quarter were $2.0 billion, 17 percent higher compared with the same period of 2010, primarily due to increased fuel expenses and compensation and benefits costs.

Income from railway operations set a second-quarter record, climbing 19 percent to $875 million compared with the same period last year.

The railway operating ratio improved to 69.5 percent, a second-quarter record, compared with 69.8 percent during second-quarter 2010.

Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com